Exhibit 99.1

ITG Completes Macgregor and Plexus Acquisitions, Forms New Subsidiary

NEW YORK, NY, January 3, 2006 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced the completion of the acquisitions of Macgregor, a trade order management technology provider and the Plexus Group, a transaction cost analysis provider. The two acquisitions will be combined with ITG’s existing Analytical Products and Research group under a new subsidiary, ITG Solutions Network, Inc., that will operate independently as a broker-neutral division of Investment Technology Group, Inc. Investment Technology Group, Inc. financed the acquisitions with $200 million in bank debt.

The Macgregor acquisition, valued at approximately $230 million, was announced on July 13, 2005; and the Plexus Group acquisition, valued at $12 million, was announced on September 19, 2005. Ian Domowitz, Managing Director at Investment Technology Group, has been appointed Chief Executive Officer of ITG Solutions Network. Mr. Domowitz previously headed ITG’s Analytical Products and Research group.

“The Macgregor and Plexus transactions represent the next evolution of ITG’s strategy of providing unique products that span the trading continuum. The unparalleled best execution order management solution formed by the integration of Macgregor’s order management network with ITG’s execution management systems and analytical tools and Plexus’ transaction cost analysis services answers the demands of our customers for a truly end-to-end solution,” said Ray Killian, Investment Technology Group’s President and CEO.

“By tightly integrating order management technology with transaction cost analysis and pre-trade analytics in a broker-neutral environment, we can help buy side firms optimize their investment process,” said Mr. Domowitz, CEO of ITG Solutions Network. “The creation of ITG Solutions Network enables ITG to provide a comprehensive product solution that maintains the neutrality that our customers have come to expect.”

Financial Technology Partners LLC, and FTP Securities, LLC served as exclusive strategic advisors to ITG during this transaction.

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process. A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contacts:

Maureen Murphy
Investor Relations
(212) 444-6323

Alicia Curran
Media Relations
(212) 444-6130